Exhibit 21.1

SUBSIDIARIES OF
MARTIN MIDSTREAM PARTNERS L.P.

Subsidiary	Jurisdiction of Organization

Martin Operating GP LLC	Delaware

Martin Operating Partnership L.P.	Delaware

Martin Midstream Finance Corp	Delaware

MOP Midstream Holdings LLC	Delaware

Cardinal Gas Storage Partners LLC	Delaware

Monroe Gas Storage Company LLC	Delaware

Arcadia Gas Storage, LLC	Texas

Cadeville Gas Storage, LLC	Delaware

Perryville Gas Storage, LLC	Delaware

Talen's Marine & Fuel LLC	Louisiana

Martin Midstream NGL Holdings, LLC	Delaware

Martin Midstream NGL Holdings II, LLC	Delaware